Exhibit 99.1

NYSE Suspends Irwin Financial Corporation
Moves to Remove from the List

NEW YORK, September 21, 2009 – NYSE Regulation, Inc. (“NYSE Regulation”) announced today that trading of the common stock of Irwin Financial Corporation, ticker symbol – IFC (the “Company”) should be suspended immediately.  NYSE Regulation will also suspend immediately the IFC Capital Trust VI 8.70% Cumulative Trust Preferred Securities – ticker symbol – IFC PRM – in connection with its removal of the Company’s common stock.

NYSE Regulation has determined that the Company's securities are no longer suitable for listing on the NYSE in light of the fact that on September 18, 2009, the Indiana Department of Financial Institutions closed the Company’s state chartered bank subsidiary Irwin Union Bank and Trust Company (“IUBT”) and the Office of Thrift Supervision closed the Company’s federal savings bank, Irwin Union Bank, F.S.B. (“IUBFSB”). The Federal Depository Insurance Corporation (the “FDIC”) was appointed as receiver of both IUBT and IUBFSB (the “Banks”). Subsequent to the closing of the Banks, First Financial Bank, National Association, located in Hamilton, Ohio, assumed all of the deposits and essentially all of the assets of the Banks in a transaction facilitated by the FDIC.

Given that the Company’s principal assets are the capital stock of the Banks and the Company does not expect to receive any recovery after the receivership and conservatorship processes are completed, the Company filed a voluntary petition for relief under Chapter 7 of Title 11 of the United States Code before the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division.

Separately, the Company was also previously identified as being non-compliant with the NYSE’s quantitative continued listing requirements pertaining to both $50 million 30 day average market capitalization and stockholders’ equity and $1.00 30 day average share price.  The Company was operating pursuant to an NYSE approved business plan to address the first criterion.

The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Application to the Securities and Exchange Commission to delist the issues is pending the completion of applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.  The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Company contact:
812.376.1680